EXHIBIT NO. 99.(h) 8

MASTER ADMINISTRATIVE SERVICES AGREEMENT

Amended and Restated

As of January 1, 2008

Exhibit A, as revised:

February 27, 2007 (Addition of MFS Series Trust XIV)

May 1, 2007 (Redesignation of MFS Capital Opportunities Series to MFS Core Equity Series)

June 22, 2007 (Termination of AGF, MVF, IBF and MMB)

June 29, 2007 (Addition of CCA, CXE, CMK, CIF, CXH, CMU)

August 1, 2007 (Termination of MFS Institutional International Research Equity Fund and

MFS Institutional Municipal Money Market Portfolio)

September 25, 2007 (Redesignation of MFS Government Limited Maturity Fund as MFS Series Trust XV and Addition of MFS Diversified Target Return Fund)

April 1, 2008 (Redesignation of MFS Emerging Growth Fund as MFS Growth Fund)

May 1, 2008 (Redesignation of MFS Emerging Growth Series as MFS Growth Series)

June 1, 2008 (Redesignation of MFS Union Standard Equity Fund as MFS Blended Research Core Equity Fund)

September 23, 2008 (Addition of MFS Commodity Strategy Fund and MFS Fundamental 103/30 Fund, each a series of MFS Series Trust XV, and MFS Global Real Estate Fund, a series of MFS Series Trust XIII)

July 31, 2009 (Termination of MFS Floating Rate High Income Fund, MFS New Endeavor Fund, MFS Strategic Value Fund, and MFS Money Market Series)

May 31, 2010 (Addition of MFS Global Bond Fund)

July 21, 2010 (Addition of MFS Asia Pacific Ex-Japan Fund, MFS European Equity Fund, MFS Latin American Equity Fund, and MFS Lifetime 2050 Fund)

October 1, 2010 (Redesignation of MFS California Insured Municipal Fund to MFS California Municipal Fund)

February 15, 2011 (Addition of MFS Absolute Return Fund and MFS Global Multi-Asset Fund)

April 12, 2011 (Addition of MFS New Discovery Value Fund and Termination of MFS Research Bond Fund J)

July 20, 2011 (Addition of MFS Global Brands Fund and MFS Emerging Markets Debt Local Currency Fund)

 Exhibit D, as revised:

January 1, 2008 (Revised Fee Schedule)

August 1, 2008

January 1, 2009

August 1, 2009

January 1, 2010

January 1, 2011 (Approved February 15, 2011)

January 1, 2011 (Approved April 12, 2011)

Effective January 1, 2011

Master Administrative Services Agreement - Exhibit D

Administrative Fee

In return for the Administrative Services provided by the Administrator under this Agreement, the Funds, other than the MFS Institutional Money Market Portfolio, shall pay the Administrator each calendar year (the “Contract Period”) a fee in an aggregate amount approved by the MFS Funds Board for such calendar year, as it may be amended by the Board from time to time (the “Approved Annual Fee”).  The Approved Annual Fee shall be allocated among the Funds and paid by the Funds in accordance with the methodology described below.  For calendar 2011, the Approved Annual Fee is $12,942,777.

(i)                                     Fixed Fee:  Regardless of asset size, each Fund shall pay an annual fee to the Administrator in the amount of $17,500.  If during the Contract Period a Fund either joins the Agreement pursuant to Section 9(d) or terminates pursuant to Section 8, a pro rata fixed fee will be charged for the portion of the calendar year that the Fund is a party to this Agreement.

(ii)                                  Asset-Based Fee:  In addition to the Fixed Fee, each Fund, other than Funds that invest substantially all of their assets in other Funds (“Asset Allocation Funds”)1, shall pay a fee at an annual rate, stated as a percentage of the average daily net assets of the Fund on all net assets in excess of $50 million up to $4.0 billion, equal to a rate which when applied to the Fund’s net assets in excess of such minimum, other than the Asset Allocation Funds and the MFS Institutional Money Market Portfolio, as of the end of the calendar month prior to such determination, and when added to the Fixed Fees, is reasonably calibrated to pay the Administrator the Approval Annual Fee for the applicable Contract Period.  As necessary, the rate shall be adjusted from time to time based on the then current asset levels, in the discretion of the Administrator, if changes in asset levels warrant such adjustment.  The Administrator shall report any changes to the asset based fee to the MFS Funds Board for ratification at the next Board meeting following such change and shall report semi-annually to the MFS Funds Board the actual amount of payments received by the Administrator (report to the September Board meeting for payments for the six-month period ending June 30 and to the February meeting for payments for the six and twelve month periods ending December 31).  If during a Contract Period Funds either join the Agreement pursuant to Section 9(d) or terminate pursuant to Section 8, the asset-based fee shall be adjusted, if necessary, so that the total of payments expected to be paid by the Funds will continue to be reasonably

1  The Asset Allocation Funds will only be charged the fixed fee of $17,500.  The Asset Allocation Funds already incur administrative services fees indirectly through their holdings in the underlying Funds.

calibrated to pay the Administrator the Approved Annual Fee for the applicable Contract Period.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit D to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affiliated, as of the date first written above.

On behalf of the MFS Family of Funds, MFS Closed-End Funds and MFS Institutional Funds listed on Exhibit A to this Agreement

By:	SUSAN S. NEWTON
Susan S. Newton
Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	ROBERT J. MANNING
Robert J. Manning
Chairman and Chief Investment Officer